EXHIBIT 1.1


                              INVESCO UNIT TRUSTS,
                           TAXABLE INCOME SERIES 466

                                TRUST AGREEMENT

                             Dated: March 12, 2014

   This Trust Agreement among Invesco Capital Markets, Inc., as Depositor, The Bank of New York Mellon, as Trustee and Evaluator, and Invesco Investment Advisers LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Taxable Income Series, Effective for Unit Investment Trusts Established On and After December 10, 2012 (Including Invesco Unit Trusts, Taxable Income Series 429 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

   1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

   2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information--General Information--Number of Units" in the Prospectus for the Trust.

   3. The term "Additional Securities Delivery Period" shall have the meaning assigned to it in Section 2.01.

   4. All references to the terms "Bond" and "Bonds" in the Standard Terms and Conditions of Trust are replaced with the terms "Security" and "Securities", respectively.

   5. The term "Evaluator" shall mean The Bank of New York Mellon and its successors in interest or any successor trustee appointed as provided in the Standard Terms and Conditions of Trust.

   6. Section 1.01(6) of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "(6) "Securities" shall mean such of the interest bearing obligation and Zero Coupon Obligations, including delivery statements relating to "when-issued" and/or "regular way" contracts, if any, for the purchase of certain securities and certified or bank check or checks or Letter of Credit or Letters of Credit sufficient in amount or availability required for such purchase, deposited in irrevocable trust and listed in all Schedules of the Trust Agreement or are deposited in a Trust pursuant to
     Section 2.01(b) hereof, and any obligations received in exchange, substitution or replacement for such obligations pursuant to Sections 3.08 and 3.14 hereof, as may from time to time continue to be held as a part of the Trusts.

   7. The term "First Settlement Date" shall mean the date set forth in footnote 5 under "Summary of Essential Financial Information" in the Prospectus for the Trust.

   8. The term "Mandatory Termination Date" shall be the date set forth under "Summary of Essential Financial Information--General Information" in the Prospectus relating to a Trust.

   9. The term "Distribution Date" shall mean the 25th day of each month.

   10. The following term is added to Section 1.01 of the Standard Terms and Conditions of Trust:

     "Percentage Ratio" shall mean the percentage relationship among the Securities based on the aggregate value per Unit existing immediately prior to such additional deposit. The Percentage Ratio shall be adjusted to the extent necessary, and may be rounded, to reflect any event which affects the capital structure of the issuer of a Security."

   11. The term "Record Date" shall mean the 10th day of each month.

   12. Section 1.01(39) of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     ""Units" in respect of any Trust shall mean the fractional undivided interest in and ownership of the Trust which shall be initially equal to the fraction specified in the Trust Agreement, the numerator of which is one and the denominator of which fraction shall be (1) increased by the number of any additional Units issued pursuant to Section 2.01(b) hereof,
     (2) increased or decreased in connection with an adjustment to the number of Units pursuant to Section 2.03 and (3) decreased by the number of any Units redeemed as provided in Section 5.02 hereof. Whenever reference is made herein to the "interest" of a Unitholder in the Trust or in the Interest and Principal Accounts, it shall mean such fractional undivided interest represented by the number of Units held of record by such Unitholder."

   13. The following term is added to Section 1.01 of the Standard Terms and Conditions of Trust:

     "Zero Coupon Obligations" shall mean any zero coupon instruments, i.e., obligations which accrue but do not pay income currently, are sold at a discount from principal value and represent an obligation to receive the principal value thereof at a future date."

   14. Section 2.01 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "Section 2.01. Deposit of Bonds. (a) The Depositor, on the date of the Trust Agreement, has deposited with the Trustee in trust the Securities listed in the schedule(s) attached to the Trust Agreement, or as set forth in the Prospectus relating to a particular Trust under "Portfolio" (the "Schedules"), in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver the Securities listed on said Schedules to the Trustee which were not actually delivered concurrently with the execution and delivery of the Trust Agreement within ninety days after said execution and delivery, or if the contract to buy such Security between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor, the Depositor shall forthwith take the remedial action specified in Section 3.14.

     (b) From time to time following the Initial Date of Deposit, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee (i) additional Securities, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or purchase contracts relating to Contract Securities), and/or
     (ii) cash (or a Letter of Credit in lieu of cash) with instructions to purchase additional Securities, in an amount equal to the portion of the Unit Value of the Units created by such deposit attributable to the Securities to be purchased pursuant to such instructions. Instructions to purchase additional Securities shall be in writing, and shall specify the name of the Security, CUSIP number, if any, aggregate amount, price or price range and date to be purchased. When requested by the Trustee, the Depositor shall act as broker or agent to execute purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker, except by reason of its own negligence, lack of good faith or willful misconduct.

     The Depositor shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio among such Securities. Such additional Securities may be deposited or purchased in round lots; if the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, the additional Securities shall be deposited or purchased in the order of the Securities in the Trust most under-represented in the Trust's portfolio in comparison to their weighting in the Trust's Percentage Ratio. The Depositor shall deliver the additional Securities which were not delivered concurrently with the deposit of additional Securities and which were represented by Contract Securities within ten calendar days after such deposit of additional Securities (the "Additional Securities Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Securities are not delivered to the Trust by the end of the Additional Securities Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.14. If the Depositor does not take the action specified in Section 3.12 within ten calendar days of the end of the Additional Securities Delivery Period, the Trustee shall forthwith take the action specified in Section 3.14.

     (c) In connection with the deposits described in Section 2.01(a), the Depositor has deposited, and, prior to the Trustee accepting a Section 2.01(b) deposit, the Depositor will deposit, cash and/or Letter(s) of Credit in an amount sufficient to purchase the Contract Securities relating to Securities which are not actually delivered to the Trustee at the time of such deposit. The terms of any Letter of Credit must unconditionally allow the Trustee to draw on the full amount of such available Letter of Credit. The Trustee may deposit such cash or cash drawn on the Letter of Credit in a non-interest bearing account for a Trust. If any Contract Security requires settlement in a foreign currency, in connection with the deposit of such Contract Security the Depositor will deposit with the Trustee either an amount of such currency sufficient to settle the contract or a foreign exchange contract in such amount which settles concurrently with the settlement of the Contract Security and cash or a Letter of Credit in U.S. dollars sufficient to perform such foreign exchange contract.

     (d) In the event that the purchase of Contract Securities pursuant to any contract shall not be consummated in accordance with said contract or if the Securities represented by Contract Securities are not delivered to a Trust in accordance with Section 2.01(a) or 2.01(b) and the moneys, or, if applicable, the moneys drawn on the Letter of Credit, deposited by the Depositor are not utilized for Section 3.14 purchases of Replacement Securities, such funds, to the extent of the purchase price of Failed Contract Securities for which no Replacement Securities were acquired pursuant to Section 3.14, plus all amounts described in the next succeeding sentence, shall be credited to the Principal Account and distributed pursuant to Section 3.05 to Unitholders of record as of the Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unitholder his pro rata portion of the sales charge levied on the sale of Units to such Unitholder attributable to such Failed Contract Security. Any amounts remaining from moneys drawn on the Letter of Credit which are not used to purchase Replacement Securities or are not used to provide refunds to Unitholders shall be paid to the Depositor.

     (e) The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the SEC, in a book entry system operated by the Federal Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository.

     (f) Notwithstanding anything to the contrary herein, subject to the requirements set forth in this Section 2.01(f) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

          (i) Prior to the Evaluation Time on such Trade Date, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (unless such additional Securities are a precise replication of the then existing portfolio) and shall either (a) specify the quantity of additional Securities to be deposited by the Depositor on the settlement date for such subscription or (b) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

          (ii) Promptly following the Evaluation Time on such Trade Date, the Depositor shall verify with the Trustee the number of additional Units to be created.

          (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice, and adding and subtracting the amounts specified in the first and second sentences of Section 6.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

          (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash or Letter(s) of Credit described above, deliver to, or assign in the name of, or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee."

   15. Section 3.03(a) of the Standard Terms and Conditions is replaced in its entirety by the following:

     "Principal Account. (a) The Securities in each Trust and all moneys (except moneys held by the Trustee pursuant to subsection (b) hereof), other than amounts credited to the Interest Account, received by the Trustee in respect of the Securities in each Trust, including insurance payments thereon, if any, shall be credited to a separate account for each Trust to be known as the "Principal Account" (except for moneys deposited by the Depositor or moneys pursuant to draws on the Letter of Credit for purchase of Contract Securities pursuant to Section 2.01, which shall be separately held in trust by the Trustee for such purpose and shall not be credited to the Principal Account except as provided in Section 2.01(d))."

   16. The two paragraphs immediately following subsection (f) of Section 3.05 of the Standard Terms and Conditions of Trust are replaced in their entirety by the following:

     "On or shortly after each Distribution Date for a Trust, the Trustee shall distribute by mail to or upon the order of each Unitholder of record of such Trust as of the close of business on the preceding Record Date at the post office address appearing on the registration books of the Trustee such Unitholder's pro rata share of the balance of the Interest Account calculated as of the Record Date, after deduction of the costs and expenses of such Trust chargeable to the Interest Account, provided that any distribution which would have been made on January 1 shall instead be made on or before the preceding December 31. In making such computation, the Trustee shall treat as received amounts receivable by the Trust on the Securities prior to the next following Distribution Date in respect of a record date for a Security occurring on or before the Record Date on which the computation is being made; should such amounts not be received by the Trust, the computation shall be adjusted to reflect amounts actually received."

   17. Section 3.06(b) of the Standard Terms and Conditions of Trust is deleted.

   18. Section 3.14(a) of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "(a) The Replacement Securities must (i) be short-term commercial paper securities, asset-backed commercial paper securities, or certificates of deposit with fixed maturity dates substantially the same as those of the Failed Securities having no warrants or subscription privileges attached;
     (ii) be payable in United States currency; (iii) not be when, as and if issued obligations; (iv) be issued or guaranteed by an issuer subject to or exempt from the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934 (or similar provisions of law) or guaranteed, directly or indirectly, by means of a lease agreement, agreement to buy securities, services or products, or other similar commitment of the credit of such an issuer to the payment of the substitute securities; and (v) have ratings in accordance with the criteria described under "Principal Investment Strategy".

   19. The following language is added to the end of Section 3.14(c) of the Standard Terms and Conditions of Trust:

     "In the event the Trustee shall not consummate any purchase of Replacement Securities pursuant to this Section 3.14, funds held for such purchase shall be distributed in accordance with Section 2.01(d)."

   20. The first sentence of the first paragraph under Section 3.15 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "As compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940, as amended, to the extent such services are in addition to, and do not duplicate the services to be provided hereunder by the Trustee or the Depositor for providing supervisory portfolio services, the Depositor shall receive, in arrears, against a statement or statements therefor submitted to the Trustee an aggregate fee in an amount which shall not exceed the amount specified as compensation for the Depositor for providing bookkeeping and administrative services in the Prospectus and/or Trust Agreement relating to a particular Trust, calculated per Unit outstanding as of the end of the initial offering period; but in no event shall such compensation when combined with all compensation received from other series of the Fund for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor for providing such services."

   21. The first sentence of the first paragraph under Section 3.19 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "In acquiring or disposing of Securities, including without limitation Replacement Securities and additional Securities, the Trustee (or the Depositor, if the Depositor is acquiring Securities for the account of the Trust) shall direct transactions to such brokers or dealers as the Depositor selects or, if the Depositor fails to so select, to such brokers or dealers from whom the Trustee expects to obtain the most favorable execution of orders."

   22. The first sentence of the first paragraph under Section 4.01 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "As compensation for providing supervisory portfolio services under this Indenture, the Supervisor shall receive, in arrears, against a statement or statements therefor submitted to the Trustee an aggregate fee in an amount which shall not exceed the amount specified as compensation for the Supervisor in the Prospectus and/or Trust Agreement relating to a particular Trust, calculated per Unit outstanding as of the end of the initial offering period; but in no event shall such compensation when combined with all compensation received from other series of the Fund for providing such supervisory services in any calendar year exceed the aggregate cost to the Supervisor for providing such services."

   23. The Depositor's compensation rate described in Section 3.15 and the Supervisor's compensation rate described in Section 4.01 collectively shall be that amount set forth under the section entitled "Summary of Essential Financial Information--Expenses--Supervisory, bookkeeping and administrative service fee" in the Prospectus for the Trust.

   24. Section 5.01 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "Section 5.01 Evaluation of Securities. (a) The Evaluator shall determine separately, and promptly furnish to the Trustee and the Depositor upon request, the value of each issue of Securities (including Contract Securities) ("Evaluation") as of the Evaluation Time (i) on any day the New York Stock Exchange is open for business during the period, which the Units are being offered for sale to the public and (ii) on any other day on which a Trust Evaluation is to be made pursuant to Section 6.01 or which is requested by the Depositor or the Trustee. As part of the Trust Evaluation, the Evaluator shall determine separately and promptly furnish to the Trustee and the Depositor upon request the Evaluation of each issue of Securities initially deposited in a Trust on the Date of Deposit. The Evaluator's determination of the current market prices of the Securities on the Date of Deposit shall be included in the Schedules attached to the Trust Agreement.

     (b) During the life of a Trust such Evaluation shall be made based upon prices received from an independent pricing service, which are generally made: (i) on the basis of current market prices obtained from dealers or brokers who customarily deal in the securities held by the Trust, (ii) if current market prices are not available for the Securities, a matrix-based pricing approach is applied, which considers the yield or price of securities of comparable quality, coupon, maturity and type as well as broker-supplied prices, or (iii) by any combination of the above. For each evaluation, the Evaluator shall also determine and furnish to the Trustee and the Depositor the aggregate of (a) the value of all Securities in each Trust on the basis of such evaluation and (b) on the basis of the information furnished to the Evaluator by the Trustee pursuant to Section 3.03, the amount of cash then held in the Principal Account relating to such Trust which was received by the Trustee after the Record Date preceding such determination less any amounts held in the Principal Account relating to such Trust for distribution to Unitholders on a subsequent Distribution Date when a Record Date occurs four Business Days or less after such determination. For the purposes of the foregoing, the Evaluator may obtain current market prices for the Securities in each Trust from investment dealers or brokers (including the Depositor) that customarily deal in the types of securities held by the Trust. For each Evaluation, the Evaluator shall also confirm and furnish to the Trustee and the Depositor, on the basis of the information furnished to the Evaluator by the Trustee as to the value of all Trust assets other than Securities, the calculation of the Trust Evaluation to be computed pursuant to Section 6.01."

   25. The first sentence of Section 5.03 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "As compensation for its services hereunder, the Evaluator shall receive, in arrears, against a statement or statements therefor submitted to the Trustee an aggregate fee in an amount specified as compensation for the Evaluator in the Prospectus and/or Trust Agreement relating to a particular Trust, calculated based on the number of Securities in the Trust and the duration of the Trust."

   26. The second sentence of Section 6.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "Subject to payment by such Unitholder of any tax or other governmental charges which may be imposed thereon, and the deduction of any redemption fee described in the Prospectus for a Trust, such redemption is to be made by payment on the Redemption Date of a cash equivalent to the Unit Value, determined by the Trustee as of the Evaluation Time on the date of tender; provided that accrued interest is paid to the Redemption Date, multiplied by the number of Units registered in the name of the tendering Unitholder (herein called the "Redemption Price")."

   27. The eighth paragraph of Section 6.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "The Trustee, upon direction by the Sponsor, reserves the right to determine to effect any redemption in kind. Distributions in kind on redemption of Units shall be held by the Trustee as Distribution Agent for the account of the tendering Unitholder. The Distribution Agent shall sell the designated Trust Securities distributed and remit to the Unitholder no later than seven calendar days thereafter the net proceeds of sale, net of the redemption fee and after deducting brokerage commissions and transfer taxes, if any, on the sale."

   28. The first sentence of the first paragraph of Section 7.04 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "For services performed under this Indenture, the Trustee shall be paid an amount as set forth in the Prospectus and/or Trust Agreement relating to a particular Trust. The Trustee's compensation shall be computed on the basis of the number of Units outstanding as of the end of the initial offering period."

   29. The Trustee's compensation as set forth under Section 7.04 shall be that amount set forth under the section entitled "Summary of Essential Financial Information--Expenses--Trustee's Fee" in the Prospectus for the Trust.

   30. The first paragraph of Section 9.02 of the Standard Terms and Conditions of Trust shall be replaced in its entirety by the following:

     "Section 9.02 Termination. This Indenture and any Trust created hereby shall terminate upon the maturity, redemption, sale or other disposition as the case may be of the last Security held in such Trust unless sooner terminated as hereinbefore specified, and may be terminated at any time by the written consent of Unitholders representing 75% of the then outstanding Units of such Trust; provided, that in no event shall a Trust continue beyond Mandatory Termination Date; and provided further that in connection with any such liquidation it shall not be necessary for the Trustee to dispose of any Security of such Trusts if retention of such Security, until due, shall be deemed to be in the best interests of Unitholders, including, but not limited to, situations in which a Security matures after the Mandatory Termination Date."


   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

                         INVESCO CAPITAL MARKETS, INC.

                            By: /s/ JOHN F. TIERNEY
                    ---------------------------------------
                                 Vice President


                        INVESCO INVESTMENT ADVISERS LLC

                            By: /s/ JOHN F. TIERNEY
                    ---------------------------------------
                     Vice President and Executive Director


                          THE BANK OF NEW YORK MELLON

                           By: /s/ JOANNA YEDREYESKI
                    ---------------------------------------
                                 Vice President



                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                 INVESCO UNIT TRUSTS, TAXABLE INCOME SERIES 466

   [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus for the Trust.]